                                                                  Exhibit 10.5.1

                                    IR-99-03
                                MODIFICATION #02

                          ELECTRONIC TAX ADMINISTRATION
                             MEMORANDUM OF AGREEMENT
                      BETWEEN THE INTERNAL REVENUE SERVICE,
                            U.S. AUDIOTEX CORPORATION

A. INTRODUCTION:

This Electronic Tax Administration ("ETA") Memorandum of Agreement ("Agreement") between the Internal Revenue Service ("IRS") and U.S. Audiotex Corporation ("USA"), sets forth the complete agreement of the parties with regard to USA's participation as an "Industry Partner" of the IRS with respect to credit card payments. The parties agree that, except as provided below, USA agrees to comply with all relevant statutory, regulatory, and administrative requirements relating to the electronic filing program and to the Taxpayer Relief Act of 1997.

This is a non-monetary, zero dollar, fixed priced Agreement. As such, no compensation will be paid for services rendered under this Agreement.

B. AUTHORITY:

This Agreement is entered into pursuant to the authority vested in the Commissioner of the IRS by Treasury Order 150-10 to administer and enforce the internal revenue laws and revenue procedures for electronic filing. Authority is also vested in the Commissioner of IRS by the statutory authority 26 U.S.C. 6311(d)(2), to enter into contracts to obtain services related to receiving payment by credit cards. Such payments are subject to Section 6311 of the Internal Revenue Code.

This Agreement is not an "acquisition" as that term is defined in the Federal Acquisition Regulation ("FAR") 2.101; therefore, the FAR does not apply to this Agreement.

C. BACKGROUND AND PURPOSE:

This Agreement resulted from the evaluation and selection by the IRS of a proposal received in response to a solicitation or Request for Proposals ("RFP") for ETA Partnerships. Proposals were sought for non-monetary Agreements formally described as approach 2 in the IRS Draft RFP ("DRFP") for ETA contracts and agreements.

The purpose of this amendment is to exercise the Option year (2000 filing season) of this Agreement. In doing so, U.S. Audiotex will accept credit card payments for the Year

2000 filing season for the 1040 balance due application; pilot acceptance of credit card payments for 1040 Estimated Taxes (1040ES) and pilot acceptance of 4868 payments, Extension of Time to File. The result may either reduce or remove barriers to using the existing ETA program.

D. DEFINITIONS:

N/A

E. APPLICABLE DOCUMENTS:

N/A

F. AUTHORIZED REPRESENTATIVES:

Communication between the Participant and the IRS shall be conducted through the points of contact listed below unless otherwise agreed upon by the parties.

IRS TECHNICAL REPRESENTATIVE:

The IRS Authorized Technical Representative designated for this agreement is:

Linda Rickard
Telephone: (202) 283-6852
FAX: (202) 233-4786
email: linda.rickardaml.irs.gov

The technical representative is responsible for the management of the technical details within the scope of this agreement. This individual shall be responsible for the overall management and coordination of this agreement and shall act as the central point of contact with the Participant. This representative is responsible for the inspection and acceptance of all reports, and such other responsibilities as may be specified in the agreement.

The technical representative does not have authority to alter the Contractor's obligations or to change the agreement specifications, terms or conditions. If, as a result of technical discussions, it is desirable to modify agreement obligations or the statement of work, changes will be issued in writing and signed by the IRS Signatory Authority.

The technical representative for this agreement may be changed at any time by the Government and without prior notice to the participant.

IRS SIGNATORY AUTHORITY:

The IRS Signatory Authority designated for this agreement is:

Sherrill A. Fields, National Director
Electronic Program Enhancement

The Signatory Authority is the only person authorized to make or approve changes in the requirements of this agreement, and notwithstanding any clauses contained elsewhere in this agreement, the said authority remains solely with the Signatory Authority. In the event the Participant makes any change at the direction of any person other than the Signatory Authority, the change will be considered to have been made without authority.

PARTICIPANT'S AUTHORIZED REPRESENTATIVE:

Steve Johnson, Vice President
U.S. Audiotex Corporation
2333 San Ramon Valley Boulevard, Suite 450
San Ramon, CA 94583
Telephone: 1-800-487-4567
Fax: 1-800-434-4913
email: sjohnson(a)usaudiotex.com

The individual designated above as the Participant's Authorized Representative shall have the authority to agree to changes in the agreement on behalf of the Participant. This individual shall be responsible for the overall management and coordination of this agreement and shall act as the central point of contact with the Government. This individual shall have full authority to act for the Participant in the performance of the agreement and shall meet with the IRS Technical Representative to discuss problems as they occur. The Participant's Authorized Representative shall respond within four work hours after notification of the existence of a problem.

G. DUTIES AND RESPONSIBILITIES OF THE PARTICIPANT:

USA agrees, through January 31, 2001, at no charge to the IRS, to:

1. Provide taxpayer access to the credit card transaction processing network from 9:00 am, eastern time, on the start date through midnight, Hawaii time, on the end date for each federal tax payment application as follows:

      1040 Balance Due              January 14, 2000-October 16, 2000
      4868                          January 14, 2000-April 17, 2000
      1040ES Estimated Taxes        March 1, 2000-January 31, 2001

2. Provide taxpayer access to the credit card transaction processing network at a rate equal to or exceeding 95% availability (total number of customers accessing the Participant's credit card transaction network on the first attempt/total number of attempts).

3. An accuracy rate to the Government of 99% or higher for transmitted transaction data. This includes accuracy of electronic payment data received from the taxpayer and subsequently sent to the Government as well as data resulting from intermediate actions taken by the Contractor necessary for coding, applying and transmitting payment data.

4. Marketing plan and deliverables that support and facilitate public awareness of e-file and electronic payments. This will include (1) development and execution of an Electronic Payment Marketing Plan (to include IRS e-file key messages, plan milestones/deliverables and measurements for success); (2) description of how the Contractor will evaluate the number of unique taxpayers that use the payment product as a result of the marketing plan execution; (3) description of how the Contractor will track unique visits to its Web site by way of the hyperlink from the IRS Digital Daily Web site; and (4) submission of marketing performance reports. Beginning March 2000 through November 2000, the reports should be included in every other Monthly Report, as described below, as a separate section.

      The reports will contain a narrative description of USA's targeted marketing accomplishments and any difficulties in performance of the Agreement during that reporting period. It should report the estimated number of unique taxpayers that use the payment product as a result of the marketing plan execution and the number of unique visits to USA's Web site by way of the hyperlink from the IRS Digital Daily Web site.

      An initial and supplemental marketing performance findings report shall be submitted no later than June 30, 2000 and March 31, 2001, respectively. The reports shall be submitted in conjunction with the pilot findings report described below. The initial report shall include marketing activity occurring between January and April 17, 2000. The supplemental report will include a summary of the initial report's findings and marketing activity occurring between April 18, 2000 and January 31, 2001. The report is subject to inspection, verification and approval by the IRS.

5. Provide documentation of the transaction processing networks employed in the pilot and the networks' interface including testing certification plan, test reports, workflow diagrams and functional specification procedures. Test reports will describe methods for correcting and testing problems identified during the prior filing season, including but not limited to methods for verifying tax period ending dates and preventing duplicate payments.

6. Provide a means for taxpayers to confirm payment transaction, via the interactive voice response system, up to 10 days after the end of the filing period.

7.    Provide taxpayers with IRS general information upon request.

8. Provide reports of any material network outages or work stoppages and all reports (EDI.X.12) as stated in the "EFTPS Credit Card Bulk Filer Requirements" received from the Government. No additional "bulk filer" reports are required.

9. Make reasonable efforts to modify software, systems, and services in accordance with its commercial business practices to conform to the provisions of IRS regulations promulgated under U.S.C. 6311(d)(1).

10. Retain credit card authorization logs for 72 months from the date of each transaction. The information in such logs shall include the transaction dates, time, cardmember account number and expiration date, amount of transaction, and approval code.

11. Convert credit card transactions to ACH debit authorizations and settle funds to Treasury Financial Agent (TFA) The TFA will initiate one bulk daily debit to the account established for this purpose. The Participant shall adhere to revised EFTPS Credit Card Bulk Filer Requirements and all format specifications provided by the Government.

12. Settle all credit card payment transactions in accordance with the standard timeframe for settlement for each credit card as stated in the applicable merchant agreement. MasterCard/VISA funds will be deposited on the 2nd business day after the transaction date (the date of authorization). American Express and Discover/NOVUS funds will be deposited on the 3rd business day after the transaction date. Any funds held overnight will be subject to U.S. Treasury penalties and interest.

13.   Provide only guaranteed payments to the government for taxes owed.

14. Provide, prior to transmitting payment data, a file of Taxpayer Identification Numbers (TINs) to the IRS for entity validation. The IRS will provide a file to U.S. Audiotex identifying rejected TINs. U.S. Audiotex will contact the taxpayers to obtain valid entity information. If the IRS is unable to validate the TINS within 48 hours of receipt of the file, payment data for the applicable TINs will be transmitted to the IRS without entity validation. This may require U.S. Audiotex to provide telephone numbers for the taxpayers to the IRS if a TIN subsequently proves to be invalid.

15. Maintain the confidentiality of any information relating to credit card transactions with absolutely no disclosure or use except to the extent authorized by written procedures promulgated by the IRS pursuant to 26 U.S.C. 6311(e)(3).

16. Maintain the confidentiality of any information relating to Fed/State credit card payments completed in a single transaction. This includes absolutely no disclosure or use of information collected during this transaction for any purpose other than processing the transaction to the U.S. Treasury or appropriate State. Information collected during this transaction may not be disclosed or used for any purpose prohibited by
      Section 6311 of the Internal Revenue Code.

17.   Pay credit card discount fees and other transaction fees.

18. Provide a merchant descriptor on the taxpayer's credit card statement indicating the tax payment amount as a unique line item entitled "US Treasury Tax Payment".

19. Provide a merchant descriptor on the taxpayer's credit card statement indicating the convenience fee amount as a unique line item.

20. Provide pre-settlement daily reports containing a summary of taxpayers using the system and total dollar amount of payments sent to the IRS, call path counts, customer service activity and any problems encountered. All reports will segregate the volume of payments by payment type. Aggregate and cumulative payment volumes will be provided daily. The daily reports will be delivered to the designated IRS point of contact by 9:00 am eastern time each day.

21. Provide post settlement status reports (daily and monthly) containing the number of taxpayers using the system and total dollar amount of payments sent to the IRS, and any problems encountered. All daily and monthly summary reports will segregate the volume of payments by payment type. Aggregate and cumulative payment volumes will be provided daily. The post-settlement daily reports, containing the prior day's activity, shall be delivered to the designated IRS point of contact (POC) by 2:00 pm Eastern time each day provided that payment confirmation is received by 12:00 pm (Noon) Eastern Time. The Contractor shall notify the IRS POC if payment confirmation is either not received by Noon or is received after Noon, and the Government shall establish a revised reporting time for that day if necessary. Monthly reports will be delivered to the designated IRS point of contact by the 10th day of each month.

22. Provide weekly reports of all chargeback, reversal and void actions identifying the transaction date, dollar amount, action request date and reason for action. These actions will be in conformance with the chargeback procedures issued by the IRS and meet the definition of chargebacks, reversals and voids provided by Audiotex. These reports will be delivered to the designated IRS point of contact by close of business each Friday.

23. Provide incident reports describing material outages or other payment processing problems as they occur. The report shall include a description of the incident, the cause, number of taxpayers impacted, duration of the incident and actions taken to remedy the incident. This includes, but is not limited to, systemic problems related to authorizing credit on line and human errors that result in duplicate payments or non-payment. The COTR or the IRS Project Manager should be informed of such incidents within 24 hours of occurrence or awareness and an incident report provided within 5 business days.

24. Provide a final project schedule in accordance with guidelines and other requirements as specified by IRS.

25. Submit final VRU script related to Tax Year 1999 for approval to the IRS by October 8, 1999. All changes to the script must be approved by the IRS before implementation.

26. Obtain signed contracts with all participating credit card companies by October 8, 1999.

27. Complete integrated readiness testing with TFA by December 15, 1999. User and internal feature testing will be completed by December 30, 1999.

28. Provide a Pilot Finding Report by June 30, 2000, containing the conduct and findings of the pilot (including a summary of all payment activity from January 14, 2000 through April 17, 2000 by payment type and aggregate volumes, any problems, changes made during the pilot, lessons learned and recommendations for improvement) and client feedback. A supplemental report shall be completed no later than March 31, 2001 containing summary data from the initial pilot finding report and activity from April 18, 2000 through January 31, 2001.

H. DUTIES AND RESPONSIBILITIES OF THE IRS:

The IRS agrees, to provide during the life of this agreement:

1. Record specifications necessary for settlement of funds and posting of tax records related to the credit card payments.

2. Business requirements in compliance with the regulations governing credit card payments.

3.    No consideration to the Participant for credit card related transactions.

4. Financial agent(s) to act on the IRS's behalf for settlement of funds of individual tax payments. The financial agent(s) will have no authority to access accounts, use information, or place requirements on any person or organization to use the taxpayer's credit card to collect any amount beyond what has been authorized by the taxpayer.

5. A mechanism for returning funds received by credit card payment in order to correct an error which can be resolved under the Truth in Lending Act, 15 U.S.C. 1666 et. seq. Return of funds received erroneously or without authorization will be made as authorized by section 6311(d)(3)(E) of the Internal Revenue Code and in accordance with the implementing credit card regulations.

6. Required information or instructions for the Participant to communicate to taxpayers.

7.    Required reporting criteria and formats.

8. Through corporate efforts to increase awareness and appeal of IRS e-file with the ultimate goal of creating positive intent-to-use and actual usage, IRS' approach to marketing and promotional plans include expanded research, print and media buys. The media opportunities that IRS will pursue in 2000 include: Television (Cable TV and Public Service Awareness
      TV); Radio (Network); Print (General and PC Magazines); Outdoor (Public Service Awareness); and Internet (Banners). The IRS will make reference to the pay by phone credit card pilot and include the Contractor's logo, where possible. This will include, but is not limited to, Cover Stories, Questions and Answers and hyperlinks on the IRS' electronic services Web page as well as a poster and Questions and Answers brochure included in the Year 2000 e-file marketing kit for Electronic Return Originators. IRS will also promote the pilot internally to its employee.

I. PUBLIC RELEASE OF INFORMATION:

1. The Participant shall obtain the written permission of the IRS Project Manager before releasing or using any information regarding work on the Agreement. Information including, but not limited to, product packaging, advertisements, unclassified speeches, articles, press releases, presentations, displays or demonstrations developed or proposed for release to the public must be submitted in their entirety to the IRS. The Participant shall request, in writing, permission to release information describing the scope of the information to be released and the purpose for its release.

2. In the event of a termination for the convenience of the Government, the Government shall be responsible for press releases, jointly prepared with the Participant, declaring the termination of the pilot by the Government. Such releases shall be placed where determined by the Participant and agreed to by the Government. The Government reserves the right to either place such releases itself in a reasonable number of news media or paying for the participant's placement of such releases. The Government shall consider the participant's reasonable request for the number and types of news media to receive such releases. The Government shall make the final determination on the number and placement of such releases where the Government is incurring the cost of the releases. The Government shall also consider the participant's reasonable request that it not issue a public release or public announcement of the termination of the contract for the Government's convenience.

J. LIABILITY:

1. Each party to this agreement shall be responsible for the acts and omissions of its own employees.

2. The IRS shall not be liable for any injury to the Participant's personnel or damage to the Participant's property unless such injury or damage is due to negligence on the part of the Government and is recoverable under the Federal Tort Claims Act {28 U.S.C. 1346(b)}, or pursuant to other statutory authority.

K. THIRD PARTY RIGHTS:

This Agreement does not confer any rights or benefits on any taxpayer or any third party.

L. PERIOD OF PERFORMANCE AND TERMINATION:

1. This Agreement shall be in effect from the date executed by both parties through March 31, 2001.

2. During the period beginning January 14, 2000 and ending January 31, 2001, there shall be no opportunity for the Participant, U.S. Audiotex, to terminate this Agreement. Otherwise, this Agreement may be terminated by either party upon 30 days after receipt of written notice signed by either of the signatories to this Agreement or by their successors or designees. The Participant understands that in the event the IRS terminates this Agreement, the Participant has no right to any claim against the Government, including a claim for termination costs.

M. MODIFICATION OF AGREEMENT:

This Agreement is considered modified automatically to conform to any provision of the regulations promulgated under 26 U.S.C. 6311(d)(1). Otherwise, this Agreement may be modified by either party, but only upon mutual agreement. All modifications must be in writing and signed by both of the signatories to this Agreement or by their successors.

N. INSPECTION RIGHTS:

1. The IRS may inspect the work performed by the Participant upon reasonable notice to the Participants Authorized Representative and in a manner that will not interfere with the Participant's performance of this Agreement. The Participant shall provide access for this purpose to the IRS's Authorized Representatives(s) to the location where the work is being performed. The IRS shall also have the right to inspect the Participant's Report of the work performed as a result of this Agreement. The IRS's Authorized Representative shall provide the results of any inspections to the Participant's Authorized Representative for any necessary resolution.

2. The IRS may evaluate the Participant's performance of this Agreement and may provide the results of this evaluation to the Participant, in writing, on a quarterly basis for written comment and return to the IRS. The evaluation, including the Participant's comments, may be used by the IRS in considering the Participant for future Agreements or Contracts.

0. DISCLOSURE REGULATIONS:

      1. DISCLOSURE OF INFORMATION-SAFEGUARDS (IRSAP 1052.224-9000) (JANUARY
      1998)

            In performance of this contract, the contractor agrees to comply and assume responsibility for compliance by his/her employees with the following requirements:

            (1) All work shall be performed under the supervision of the contractor or the contractor's responsible employees.

            (2) Any return or return information made available shall be used only for the purpose of carrying out the provisions of this contract. Information contained in such material shall be treated as confidential and shall not be divulged or made known in any manner to any person except as may be necessary in the performance of the contract. Inspection by or disclosure to anyone other than an officer or employee of the contractor shall require prior written approval of the Internal Revenue Service. Requests to make such inspections or disclosures should be addressed to the IRS Contracting Officer

            (3) Should a person (contractor or subcontractor) or one of his/her employees make any unauthorized inspection(s) or disclosure(s) of confidential tax information, the terms of the Default clause (FAR 52.2498), incorporated herein by reference, may be invoked, and the person (contractor or subcontractor) will be considered to be in breach of this contract.

      2. DISCLOSURE OF "OFFICIAL USE ONLY" INFORMATION SAFEGUARDS (IRSAP 1052.224-70(D) (DECEMBER 1988)

      Any Treasury Department Information made available or to which access is provided, and which is marked or should be marked "Official Use Only", shall be used only for the purpose of carrying out the provisions of this contract and shall not be divulged or made known in any manner to any person except as may be necessary in the performance of the contract. Disclosure to anyone other than an officer or employee of the contractor or subcontractor at any tier shall require prior written approval of the IRS. Requests to make such disclosure should be addressed to the IRS Contracting Officer.

      3. DISCLOSURE OF INFORMATION--CRIMINAL/CIVIL SANCTIONS (IRSAP 1052.224-71(a) (JANUARY 1998)

            (1) Each officer or employee of any person (contractor or subcontractor) at any tier to whom returns or return information is or may be disclosed shall be notified in writing by the person (contractor or subcontractor) that returns or return information disclosed to such officer or employee can be used only for a purpose and to the extent authorized herein, and that further disclosure of any such returns or return information for a purpose or to an extent unauthorized herein constitutes a felony punishable upon conviction by a fine of as much as $5,000 or imprisonment for as long as five years, or both, together with the costs of prosecution. Such person (contractor or subcontractor) shall also notify each such officer and employee that any such unauthorized future disclosure of returns or return information may also result in an award of civil damages against the officer or employee in an amount not less than $1,000 with respect to each instance of unauthorized disclosure plus in the case of willful disclosure or a disclosure which is the result of gross negligence, punitive damages, plus the cost of the action. These penalties are prescribed by IRC Sections 7213 and 7431 and set forth at 26 CFR 301.6103(n).

            (2) Each officer or employee of any person (contractor or subcontractor) to whom returns or return information is or may be disclosed shall be notified in writing by such person that any return or return information made available in any format shall be used only for the purpose of carrying out the provisions of this contract and that inspection of any such returns or return information for a purpose or to an extent not authorized herein constitutes a criminal misdemeanor punishable upon conviction by a fine of as much as $1,000.00 or imprisonment for as long as 1 year, or both, together with the costs of prosecution. Such person (contractor or subcontractor) shall also notify each such officer and employee that any such unauthorized inspection of returns or return information may also result in an award of civil damages against the officer or employee in an amount equal to the sum of the greater of $1,000.00 for each act of unauthorized inspection with respect to which such defendant is found liable or the sum of the actual damages sustained by the plaintiff as a result of such unauthorized inspection plus in the case of a willful inspection or an inspection which is the result of gross negligence, punitive damages, plus the costs of the action. The penalties are prescribed by IRC Sections 7213A and 7431.

            (3) Additionally, it is incumbent upon the contractor to inform its officers and employees of the penalties for improper disclosure imposed by the Privacy Act of 1974, 5 U.S.C. 552a. Specifically, 5 U.S.C. 552a(I)(1), which is made applicable to contractors by 5 U.S.C. 552a(m)(1), provides that any officer or employee of a contractor, who by virtue of his/her employment or official position, has possession of or access to agency records which contain individually identifiable information, the disclosure of which is prohibited by the Privacy Act or regulations established thereunder, and who knowing that disclosure of the specific material is so prohibited, willfully discloses the material in any manner to any person or agency not entitled to receive it, shall be guilty of a misdemeanor and fined not more than $5,000.

      4. DISCLOSURE OF INFORMATION-OFFICIAL USE ONLY (IRSAP 1052.224-71(b) (DECEMBER 1988)

      Each officer or employee of the contractor to whom "Official Use Only" information may be made available or disclosed shall be notified in writing by the contractor that "Official Use Only" information disclosed to such officer or employee can be used only for a purpose and to the extent authorized herein, and that further disclosure of any such "Official Use Only" information, by any means, for a purpose or to an extent unauthorized herein, may subject the offender to criminal sanctions imposed by 18 U.S.C. Sections 641.

      5. DISCLOSURE OF INFORMATION-INSPECTION (IRSAP 1052.224-72) (DECEMBER
      1988)

      The Internal Revenue Service shall have the right to send its officers and employees into the offices and plants of the contractor for inspection of the facilities and operations provided for the performance of any work under this contract. On the basis of such inspection, the Contracting Officer may require specific measures in cases where the contractor is found to be non compliant with contract safeguards.

            |X|(15)    52.239-1, Privacy or Security Safeguards (5 U.S.C. 552a).

P. REMEDIES:

There are no additional remedies other than the termination rights as defined in L(2).

Q. LIMITATIONS:

The terms of this Agreement are not intended to alter, modify, or rescind any current Agreement or provision of Federal law now in effect. Any provision of this Agreement, which conflicts with Federal law, will be null and void.

R. DISPUTE RESOLUTION:

N/A

S. SIGNATURES:


/s/ Sherrill A. Fields        Date: 9/30/99
    ---------------------           -------
Internal Revenue Service
Sherrill A. Fields, National Director
Electronic Program Enhancement


/s/ Kenneth Stern             Date: 10/4/99
    ---------------------           -------
U.S. Audiotex Corporation
Kenneth Stern, President